EXHIBIT 99. CODE OF ETHICS

CLEARWATER INVESTMENT TRUST

CODE OF ETHICS FOR THE

PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER

Purposes of the Code/Covered Officers

This Code of Ethics (the “Code”) is adopted by the Clearwater Investment Trust (“CIT”), a registered investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”).  CIT may issue shares in separate series of funds (the “Trust”) and this Code applies to the Trust’s Principal Executive Officer (“President”), Chief Financial Officer (“CFO”) and Treasurer or persons performing similar functions (collectively referred to as the “Covered Officers”) whether or not these individuals are employed by the Trust or third parties.

No policy can anticipate every ethical question that Covered Officers may face.  As a guiding principle they should strive to implement the spirit of this Code and cultivate a culture of ethical behavior and full and fair disclosure.

The purposes of the Code are to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
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full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust submits to the Securities and Exchange Commission (the “SEC”), and in other public communications by the Trust;

•	compliance with applicable laws and governmental rules and regulations;
•	the prompt internal reporting to an appropriate person or persons identified in this Code of violations of the Code; and
•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Trust.  For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Trust.  It is the duty of each Covered Officer to be aware of and to avoid any transaction, interest, personal activity, or investment that interferes or may appear to interfere with the Covered Officer’s execution of his or her duties and responsibilities for the Trust.  Under no circumstances should a Covered Officer have any undisclosed and unapproved financial or other business relationship with the Trust or a third party that might impair or might be viewed as impairing the exercise of the Covered Officer’s best judgment with respect to matters involving the Trust.

Updated Nov. 2010

Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and are already subject to conflict of interest provisions of the Investment Company Act and the Investment Advisers Act of 1940 (the “Advisers Act”).  For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as “affiliated persons” of the Trust.  Each of the Covered Officers is an officer or employee of the investment adviser or a service provider to the Trust.  Separate compliance programs and procedures of the Trust and Clearwater Management Company, Inc. (“CMC”), its investment adviser, and other service providers are designed to prevent, or identify and correct, violations of these provisions.  This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationships between the Trust, CMC and/or other service providers of which the Covered Officers may also be officers or employees.  As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties be involved in establishing policies and implementing decisions that have different effects on the Trust, CMC and service providers.  The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust, CMC and other service providers and is consistent with the performance by the Covered Officers of their duties as officers of the Trust.  Thus, if performed in conformity with the provisions of the Investment Company Act and the Advisers Act, such activities will be deemed to have been handled ethically.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Advisers Act.  The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive.  The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

Each Covered Officer must:

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not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by any fund or series of the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

•	not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust;
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not use, or disclose to a third party (unless required by applicable laws or regulations) nonpublic or confidential information about the Trust or any of its service providers for personal gain by the Covered Officer; or

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not exploit for his or her personal gain opportunities that are discovered through the use of Trust property, information or the Covered Officer’s position unless the opportunity is first fully disclosed to the Trustees and the Trustees determine not to pursue such opportunity for the Trust.

Updated Nov. 2010

Conflicts of interest may arise in other situations, the propriety of which may be discussed, if material, with the Trust’s Chief Compliance Officer (“CCO”).  Some examples include:

•	service as a director/trustee on the board of any public or private company (excludes service on boards of non-profits);
•	the receipt of any non-nominal gifts;
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the receipt of any entertainment from any company with which the Trust has business-related relationship, unless the entertainment is provided at reasonable cost, appropriate as to time and place, both the Covered Officer and representative from the company attend together and not so frequent as to raise any question of impropriety;

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any ownership interest in, or any consulting or employment relationship with, any of the Trust’s service providers, other than its investment adviser, any sub-adviser, administrator or other affiliated person thereof; and

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a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

Any questions a Covered Officer has generally regarding the application or interpretation of this Code should be directed to the Trust’s CCO immediately. When consulting the CCO, the Covered Officer shall provide a detailed and accurate description of the proposed transaction, investment, interest or activity.  Upon such consultation, the CCO shall conduct a review to determine (i) whether engaging in such transaction, investment, interest or activity reasonably could be expected to give rise to a conflict of interest, and (ii) the appropriate resolution of any such conflict.

Based on its review, the CCO shall advise the Covered Officer that the proposed transaction, investment, interest or activity:  (i) would not violate this Code; (ii) would not violate this Code only if conducted in a particular manner and/or subject to certain conditions or safeguards; or (iii) would violate the Code.  If the CCO has advised the Covered Officer that the proposed transaction, investment, interest or activity would not violate the Code only if conducted in a particular manner and/or subject to certain conditions or safeguards, the Covered Person must conduct the proposed transaction, investment, interest or activity in that manner and/or subject to those conditions or safeguards.  If the CCO has advised the Covered Officer that the proposed transaction, investment, interest or activity would violate the Code, the Covered Officer may not conduct the proposed transaction, investment, interest or activity.

Disclosure and Compliance

•	Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Trust;
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Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the organization, including to the Trustees and auditors, and to governmental regulators and self-regulatory organizations; each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Trust, CMC and the Trust’s service providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

•	It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

Updated Nov. 2010

Accordingly, each Covered Officer must not knowingly misrepresent or cause others to misrepresent facts about the Trust.  In addition, each Covered Officer must seek to ensure that all of the Trust’s books, records, accounts and financial information, as well as reports produced from those materials:

•	are supported by accurate documentation maintained in reasonable detail;
•	are recorded in the proper account and in the proper accounting period;
•	do not contain any false or intentionally misleading entries;
•	fairly and accurately reflect the transactions or occurrences to which they relate; and
•	conform to both the Trust’s system of internal controls, its Disclosure Controls & Procedures, and to all applicable laws, rules and regulations.

Each Covered Officer shall promptly bring to the attention of the Trustees any information he or she may have concerning any violation of the provisions of this Code, involving any Trust management, employees or agents thereof who have a significant role in the Trust’s financial reporting, disclosures or internal controls.

Reporting and Accountability

Each Covered Officer must:

•	upon adoption of the Code or upon becoming a Covered Officer, affirm in writing to the Trust’s CCO that he or she has received, read, understands and will adhere to this Code; and
•	annually affirm in writing to the Trustees that he or she has received, read, understands and has complied with the requirements of the Code;
•	not retaliate against any employee or Covered Officer or their affiliated persons for reports of potential violations that are made in good faith;
•	promptly notify the CCO if he or she knows of any violation of the Code. (Failure to do so is itself a violation of the Code); and,
•	report at least annually any change in his/her affiliates from the prior year.

The Trust’s CCO must:

•	apply this Code to specific situations in which questions are presented under it and have the authority to interpret this Code in any particular situation;
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make a report to the Trustees regularly, but not less frequently than annually, which describes any issues arising under the Code since the last report to the Trustees, including but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations.

Updated Nov. 2010

The Trust will follow these procedures in investigating and enforcing this Code:

•	the CCO will take all action he or she considers appropriate to investigate any actual or potential reported violations;
•	if no written report is made by a Covered Officer, the CCO shall document such receipt of a report by the CCO of a suspected material violation;
•	if, after such investigation, the CCO believes that no violation has occurred, the CCO is not required to take any further action;
•	if, after completion of the investigation, the CCO believes a violation has occurred, the matter will be reviewed with the Trustees or other appropriate parties;
•	the Trustees shall be entitled to consult with legal counsel;
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if the Trustees agree that a violation has occurred, the Trustees will consider appropriate action which may include  a written warning, a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of federal securities laws, notification to the SEC or other appropriate law enforcement authorities.  The Trustees will be responsible for granting waivers, as appropriate; and

•	Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder.  Other of the Trust’s policies or procedures that govern the behavior or activities of Covered Officers who are subject to this Code are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.  The Trust and its investment advisers codes of ethics under Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act, respectively, are separate requirements applying to the Covered officers and others, and are not part of this Code.

Amendments

Any material amendments or changes to this Code must be approved or ratified by a majority vote of the Trustees, including a majority of the independent Trustees.

Filing, Records and Confidentiality

The Trust must disclose this Code, any substantive amendments and any waivers by:  (i) filing with the SEC a copy of the Code, any such amendments and waivers in the Trust’s annual report on Form N-CSR; (ii) posting the text of the Code, any such amendments and waivers on the Trust’s Internet website and disclosing in each report on Form N-CSR, its Internet address and the fact that it has posted the Code on the website; or (iii) undertaking in each report on Form N-CSR to provide to any person without charge, upon request, a copy of the Code, any such amendments and waivers and explain the manner in which such request may be made.

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Trustees and their counsel, the Trust’s CCO, its investment adviser or service providers as applicable.

Updated Nov. 2010

Clearwater Investment Trust

Code of Ethics for the

President, CFO and Treasurer

Annual Certification of Covered Persons

As an applicable officer of the Trust, I hereby affirm to the Trustees of the Clearwater Investment Trust that I have received, read, understand and have complied with the requirements of this Code of Ethics (the “Code”) since the previous report to the Trustees.

I confirm that I am not aware of any violations of the Code or that if I am aware of possible violations any such violations have been reported to the Trust’s CCO as required under this Code.

Finally, I confirm that the statement checked below accurately reflects any changes to affiliations, including but not limited to serving on the board of a public or private company, and/or ownership interests or other relationships with service providers to the Trust that I have which I am obligated to report under this Code:

_____  No changes to affiliations since previous report

_____  I have the following changes in affiliations to report

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Received by:
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Updated Nov. 2010